UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 28, 2021

FIRST MID BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36434	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934

(§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FMBH	Nasdaq Global Market

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2021 the stockholders of First Mid Bancshares, Inc. (the “Company”) approved an increase of 250,000 shares of common stock of the Company available for issuance under the First Mid Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”), which increase had been previously approved by the Board of Directors on January 26, 2021.  The Plan, which was approved by Company stockholders on May 26, 2017, provides for discretionary awards of stock options, stock awards, stock units and stock appreciation rights (SARs) to selected employees, non-employee directors and consultants of the Company and its subsidiaries.

The Plan is administered by a committee consisting of the Board of Directors, or if the Board so delegates, a sub-committee of the Board which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Committee”).  The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards.  The Committee may delegate to the Chief Executive Officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

The number of shares that may be issued under the Plan, including the 250,000 share increase, is 399,983.  Of these shares, (i) the maximum number of shares issuable as stock options or SARs to any employee in any calendar year is 50,000, (ii) the maximum number of shares that may be issued as settlement for stock awards or stock unit awards that may be granted to any participant in any calendar year is 50,000, and (iii) the maximum number of shares issuable as incentive stock options is 399,983.  Shares that are forfeited or cancelled are again available for issuance under the Plan, and shares turned in to pay the option exercise price or tax withholding are not again available for issuance under the Plan.

Each award under the Plan will be evidenced by a written agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion.  Notwithstanding any other provision of the Plan or any award agreement, in the event of a “change in control” of the Company, the Plan gives the Committee the discretion to determine how Plan awards are treated.  The current award agreements provide that unless the awards are assumed by a public company, they will fully vest immediately prior to the change in control.  If the awards are assumed by a public company, they will continue to vest; provided that if within two years following the change in control the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the award agreement), the awards fully vest.

The Plan has a ten-year term, and no awards can be granted under the Plan on or after February 28, 2027. The foregoing description of the Plan is not complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders.

The 2021 Annual Meeting of Stockholders of the Company was held on April 28, 2021. At the Annual Meeting, there were present in person and by proxy holders of 13,906,276 shares of Common Stock of the Company, representing approximately 77% of the total votes eligible to be cast, constituting a majority and more than a quorum of the outstanding shares entitled to vote.

The matters considered and voted on by the Company's stockholders at the Annual Meeting and the vote of the stockholders was as follows:

Proposal 1: Election of Directors. Three directors were elected at the Annual Meeting, each for a three-year term. The results of voting at the Annual Meeting were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Holly B. Adams	13,322,284	583,992	--
Joseph R. Dively	11,949,703	1,956,573	--
Zachary I. Horn	13,253,111	653,164	--

Proposal 2: Approval of a Share Increase Under the First Mid Bancshares, Inc. 2017 Stock Incentive Plan. An increase of 250,000 in the number of shares available under the 2017 Stock Incentive Plan was approved. The number of votes cast for and against, as well as the number of broker non-votes and abstentions, were as follows:

Votes For	Votes Withheld	Broker Non-Votes	Abstentions
13,223,235	549,892	133,149	--

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	2017 Stock Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID BANCSHARES, INC.

Dated: April 30, 2021

By: /s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer